STATE OF SOUTH DAKOTA
                         BOARD OF ECONOMIC DEVELOPMENT

               REVOLVING ECONOMIC DEVELOPMENT AND INITIATIVE FUND
                                (ARSD 68:02:01)

                              EMPLOYMENT AGREEMENT

                                                      REDI Loan Number 97-04-A



     EMPLOYMENT AGREEMENT, made and entered into this 26th day of May, 1998, by and between the State of South Dakota, Board of Economic Development, 711 Wells Avenue, Pierre, South Dakota 57501 (herein "BED"), and Gehl Company, of 143 Water Street, West Bend, WI 53095 for a project at 915 S.W. 7th Street, Madison, South Dakota 57042,(herein the "Borrower").

     WHEREAS, Gehl Company, (the "Borrower") made an application (the "Application") dated January 20, 1997, to BED for a loan from the Revolving Economic Development and Initiative Fund (REDI), for the purposes of Borrower's business expansion or relocation in the State of South Dakota (the "Project"), as described with particularity in the Application and the BED Loan Documents, which are by this reference incorporated herein; and,

     WHEREAS, the Application was approved by BED and the Borrower and BED entered into a certain Revolving Economic Development and Initiative Fund
(REDI) Loan Agreement dated the 26th day of May, 1998, (the "Loan Agreement"), whereby BED loaned to Borrower from the REDI Fund the sum of $255,000.00, together with interest thereon at 3.0% per annum, due and payable as set forth in the Promissory Note of even date, all pursuant to SDCL Chapter 1-33 and 1-16G, as amended, and ARSD Article 68:02 (the "BED Loan"); and,

     WHEREAS, the BED Loan accrues interest at the rate of three_ percent per annum, which interest rate is below the prevailing rate available from commercial lending institutions at the time the BED Loan was made; and,

     WHEREAS, part of the inducement and consideration for BED to make said BED Loan to Borrower is the Project's creation of employment opportunities for South Dakota citizens, as set forth in the projections made by Borrower in the Application; and,

     WHEREAS, failure of Borrower to meet the projections in the Application will constitute a failure of consideration , and a default under the terms and conditions of this Employment Agreement, the Loan Agreement, Promissory Note, and other Loan Documents executed by Borrower and BED in connection with this Application, BED Loan, and Project, all of which documents are incorporated by reference herein;

     NOW, THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

     1. The parties specifically agree that due to the nature of the consideration for the BED Loan to the Borrower it is impracticable or extremely difficult to fix the actual damages resulting from the breach of this Employment Agreement, the Loan Agreement, the Promissory Note, or the other Loan Documents.

     2. The parties specifically agree that it will constitute a default under the terms and conditions of this Employment Agreement and the Loan Agreement if the Borrower fails to meet the employment projections set forth in the Application, or substantially changes the nature of the Project or ceases operations or relocates the business or Project from Madison, South Dakota, so that there is a loss of the employment created by the Project in that area of the State, within five years from the date of this Employment Agreement or the term of the BED Loan whichever is longer. In the event of default, BED at its sole option, may accelerate the payment of the outstanding debt by providing written notice to the Borrower, and may declare the entire unpaid principal sum including interest due thereon immediately due and payable. Borrower shall, to the extent the principal amount of the BED Loan shall not have been repaid, immediately repay the remaining principal amount of the BED Loan in full, plus all unpaid accrued interest thereon, and, in addition, shall pay liquidated damages, and if not paid within 10 days thereof this Employment Agreement may be enforced through any remedy conferred by the loan documents or any applicable law. It is agreed that liquidated damages will be computed as follows:

     Damages shall be an amount equal to the difference between the total interest paid on each payment date prior to the final payment of the BED Loan and on the final payment date (whether at maturity or upon prepayment) and the total interest that would have been paid on those dates had the BED Loan been made at 9.0%, the current commercial rate at the time of this Employment Agreement, rather than 3.0%, the interest rate at which BED made the BED Loan to Borrower. If BED demands such liquidated damages five years or more after the date of the Loan Agreement, and each monthly installment payment and the final payment on the BED Loan shall have been made when due without prepayment, and if no default exists, then the
     damages due and owing to BED will be $52,800.00.                 .

     3. This Employment Agreement is made as additional security for the Loan Agreement.

     4. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota. Any lawsuit pertaining to or affecting this Employment Agreement shall be venued in Circuit Court, Sixth Judicial Circuit, Hughes County, South Dakota.

     5. This Employment Agreement may not be modified or amended except by mutual consent expressed in writing, which writing shall be expressly identified as a part hereof, and which writing shall be signed by an authorized representative of each of the parties hereto.

     6. Any notice provided for herein shall be deemed given when transmitted as provided in Section 14 of the Loan Agreement.

     7. The covenants in this Employment Agreement shall be deemed to be severable; in the event that any portion of this Employment Agreement is determined to be void or unenforceable, that determination shall not affect the validity of the remaining portions of the Employment Agreement.

     8. Terms used herein and defined in the Loan Agreement shall have the same meaning as set forth in the Loan Agreement unless the context clearly requires otherwise.

     9. Time is of the essence in the performance of the covenants, terms and conditions contained in this Employment Agreement. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns except that the Borrower may not assign or transfer it rights under the Loan Documents without prior written consent of BED

     Dated this 26th day of May, 1998.


                    SOUTH DAKOTA BOARD OF ECONOMIC DEVELOPMENT

                    BY:  /s/ Tony Klein
                    ITS: Treasurer


                    GEHL COMPANY

                    BY:  /s/ Kenneth P. Hahn
                    ITS: Vice President

(SEAL)


ATTEST: M.J. Mulcahy

BY: /s/ M.J. Mulcahy
Its:  Secretary



     NOTE: Corporate Borrowers must execute Employment Agreement, in corporate name, by duly authorized officer, and seal must be affixed and duly attested; Limited Liability Company Borrowers must execute Employment Agreement by duly authorized Manager or by all members; Partnership Borrowers must execute Employment Agreement in firm name, together with signature of an authorized general partner.